EXHIBIT 10.39

AGREEMENT

This AGREEMENT (this “Agreement”) is made as of April 24, 2007, by and between KORN/FERRY INTERNATIONAL, a Delaware corporation with its principal offices in Los Angeles, California (the “Company”), and PAUL C. REILLY, an individual (“Executive”).

RECITALS

A. The Company and Executive previously entered into an Employment Agreement dated as of May 24, 2001, as amended as of December 1, 2001, July 1, 2001, March 10, 2004, March 7, 2005 and April 26, 2006 (the “Prior Agreement”), pursuant to which, among other things, Executive was employed as the Company’s Chair and Chief Executive Officer (“CEO”).

B. The Company does not wish to renew the Prior Agreement, but simultaneously with the execution of this Agreement, the Company will enter into a new employment agreement (the “New Agreement”) under which Executive will continue in employment with the Company on and after July 1, 2007 (the “Start Date”) as the Company’s Chair, subject to the terms set forth in the New Agreement.

NOW THEREFORE, in consideration of the foregoing recitals and mutual promises and covenants herein contained, the Company and Executive agree as follows:

AGREEMENT

1. Non renewal of Prior Agreement.

(a) Notification. The Company hereby notifies Executive, and Executive acknowledges receipt of notice of the Company’s election not to renew the Prior Agreement.

(b) Consequences of Notification. Provided that Executive’s employment with the Company under the Prior Agreement does not terminate prior to June 30, 2007 (the “Term End Date”), payments and benefits required to be paid or provided to Executive under Section 8(d) of the Prior Agreement upon his termination of employment by reason of the Company’s failure to renew the Prior Agreement shall be paid or provided to Executive in accordance with the following: (i) any and all unvested equity awards (whether in the form of stock options, restricted stock, restricted stock units or otherwise) granted by the Company to Executive prior to the Start Date (including, for avoidance of doubt, those granted pursuant to Sections 2(c) and 3(c) of this Agreement) shall become fully vested and, in the case of the restricted stock, delivered to Executive, on the Start Date; (ii) the Company shall pay to Executive, within 30 days after the date of Executive’s termination of employment under the New Agreement for any or no reason, a single cash lump sum in the amount of $1,625,000, which sum represents the “one times [Executive’s] then current Base Salary and target bonus” which would be payable to Executive under Section 8(d) of the Prior Agreement if his employment terminated on the Term End Date by reason of the Company’s failure to renew the Prior Agreement and which the parties agree shall be payable to Executive (or in the event of his death, to his estate) when Executive’s employment with the Company under the New Agreement shall terminate for any or no reason; and (iii) for a period of one year commencing on the date that Executive’s employment with the Company under the New Agreement shall terminate for any or no reason (without regard to subsection (d) below), Executive’s and Executive’s dependents’ shall be entitled to continued participation in the Company’s group health plans at the same benefit level and to the same extent, and for the same contribution, if any, as continued participation is available to other executive officers of the Company.

(c) Additional Payment Upon Termination of Employment. If Executive’s termination of employment with the Company should occur at any time after July 1, 2008, the Company shall pay to Executive (or in the event of his death, to his estate), within 30 days after the date of Executive’s termination of employment with the Company under the New Agreement for any reason, a single cash lump sum in an amount equivalent to interest on the $1,625,000 amount specified in Section 1(b)(ii) (computed at an annual rate equal to the prime rate as quoted in The Wall Street Journal on July 1, 2008) for the period beginning on July 1, 2008 and ending on the last business day preceding the date on which such interest equivalent amount is paid.

(d) Definition of Termination of Employment. For purposes of this Section 1 (other than Section 1(b)(iii) hereof), Executive’s termination of employment with the Company shall be deemed to have occurred on the date of his “separation from service” with the Company, as determined under the provisions of section 409A of the Internal Revenue Code of 1986 as amended, and the proposed or final (as applicable) regulations issued thereunder, and the rulings, notices and other guidance issued by the IRS interpreting same (the “Section 409A Rules”). For purposes of the foregoing, if Executive has not otherwise incurred a separation from service with the Company as determined under the Section 409A Rules (a “Separation from Service”), and if then permissible under the Section 409A Rules, Executive shall be treated as incurring a Separation from Service on the first date on or after July 1, 2008 that it is reasonably anticipated that the bona fide level of services Executive will thereafter perform will be permanently reduced to a level that is less than 50% (but more than 20%) of the average level of bona fide services Executive performed during the immediately preceding 12 months or during such other preceding period as applicable under the Section 409A Rules.

2. Compensation Under Prior Agreement for Fiscal Year Ending April 30, 2007. Prior to the Start Date, Executive shall continue to be employed by the Company upon the terms and conditions set forth in the Prior Agreement, and shall receive, for services rendered during the fiscal year ending April 30, 2007, compensation under the Prior Agreement as follows (and only as follows):

(a) a base salary at Executive’s base salary rate under the Prior Agreement of $650,000 per year;

(b) a cash incentive award for the Company’s fiscal year ending April 30, 2007 in an amount and on a basis consistent with his prior annual cash incentive awards under the Prior Agreement, and in any event with a target cash award equal to 150% of the above referenced base salary rate, payable at such time as annual cash awards are paid to executive officers generally, but not later than 120 days after the end of such fiscal year; and

(c) except as provided in the last sentence of this clause (c), subject to the terms of the terms and conditions of the Korn/Ferry International Performance Award Plan, a grant of restricted shares of the Company’s common stock with a grant value of two (2) times Executive’s current base salary rate of $650,000 (as determined by the Board and/or the Compensation Committee using the same method and assumptions as applied to determine grants of restricted stock for the Company’s other executive officers). Such restricted stock will be awarded after April 30, 2007 but prior to the Start Date and, except as provided in Section 1(b)(i) above, will vest as follows: 25% at the end of each year after the date of the award, subject to Executive’s continuous employment with the Company.

3. Prior Agreement Compensation for Beginning of Fiscal Year Ending April 30, 2008. Notwithstanding Section 1, and notwithstanding anything in the Prior Agreement to the contrary, between May 1, 2007 and the Term End Date, Executive shall continue to be employed by the Company upon the terms and conditions set forth in the Prior Agreement, and shall receive for services rendered during that period compensation under the Prior Agreement as follows (and only as follows):

(a) a base salary at Executive’s base salary rate under the Prior Agreement of $650,000 per year;

(b) a cash incentive award equal to $162,500, payable at such time as annual cash incentive awards for the Company’s fiscal year ending April 30, 2008 are paid to executive officers generally, but not later than 120 days after the end of such fiscal year; provided that such annual cash incentive award shall be considered earned only if Executive is employed by the Company on the Term End Date; and

(c) except as provided in the last sentence of this clause (c), subject to the terms of the terms and conditions of the Korn/Ferry International Performance Award Plan, a grant of 9,420 restricted shares of the Company’s common stock. Such restricted stock will be awarded after April 30, 2007 but prior to the Start Date and, except as provided in Section 1(b)(i) above, will vest as follows: 25% at the end of each year after the date of the award, subject to Executive’s continuous employment with the Company.

For the avoidance of doubt, the descriptions of compensation and entitlements set forth in Section 1(b) in respect of non-renewal of the Prior Agreement, and in Sections 2 and 3 for the periods prior to the Start Date, are intended to clarify Executive’s entitlements under the Prior Agreement in the event of non-renewal of the Prior Agreement, not to supplement, expand or diminish Executive’s entitlements under the Prior Agreement, except as otherwise specifically provided for herein.

4. Effect of Agreement on Prior Agreement. Executive acknowledges and agrees that the Prior Agreement shall not automatically renew pursuant to its terms. The Company’s obligations to Executive under the Prior Agreement, as clarified and explained in Sections 2 and 3 of this Agreement, shall continue to be in effect until, but shall terminate no later than, the Term End Date. Without limiting the foregoing, neither the execution nor the performance of this Agreement or the New Agreement by the Company and/or Executive shall constitute “Good Reason” for resignation under the Prior Agreement.

5. Application of Section 409A. Notwithstanding any inconsistent provision of this Agreement or the Prior Agreement, to the extent the Company or Executive determines in good faith that one or more of the payments or benefits received or to be received by Executive pursuant to this Agreement or the Prior Agreement in connection with Executive’s termination of employment would constitute deferred compensation subject to the Section 409A Rules, the Company and Executive agree to negotiate in good faith to reform any provisions of this Agreement and/or the Prior Agreement to maintain to the maximum extent practicable the original intent of the applicable provisions without violating the Section 409A Rules, if the Company or Executive deems in good faith such reformation necessary or advisable pursuant to the Section 409A Rules to avoid the incurrence by Executive of any additional tax, interest and penalties under the Section 409A Rules. Such reformation shall not result in a reduction of the aggregate amount of payments or benefits under this Agreement or the Prior Agreement, nor the obligation of the Company to pay interest (other than the interest payable pursuant to Section 1(c) above) on any payments delayed for the purposes of avoiding a violation of the Section 409A Rules. Notwithstanding the foregoing or anything to the contrary contained in any other provision of this Agreement or the Prior Agreement, if Executive is a “specified employee” within the meaning of the Section 409A Rules at the time of Executive’s Separation from Service, then any payment otherwise required to be made to Executive under this Agreement or under the Prior Agreement on account of Executive’s Separation from Service, to the extent such payment (after taking in to account all exclusions applicable to such payment under the Section 409A Rules) is properly treated as deferred compensation subject to the Section 409A Rules, shall not be made until the first business day after (i) the expiration of six (6) months from the date of Executive’s Separation from Service, or (ii) if earlier, the date of Executive’s death (the “Delayed Payment Date” ). On the Delayed Payment Date, all payments delayed pursuant to the preceding sentence shall be paid in a single cash lump sum to Executive or, if he has died, to his estate.

6 Entire Agreement. This Agreement, together with the Prior Agreement, contains the entire understanding and agreement between the parties concerning the subject matter hereof and thereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

7. Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by Executive and an authorized officer of the Company. Except as set forth herein, no delay or omission to exercise any right, power or remedy accruing to any party shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

8. Counterparts and Facsimile. This Agreement may be executed in any number of counterparts, each such counterpart shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement. Any such counterpart may contain one or more signature pages. A copy of this Agreement executed by any party and transmitted by facsimile shall be binding upon the parties as if executed and delivered in person.

9. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of California without reference to principles of conflict of laws.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

The Company:	KORN/FERRY INTERNATIONAL

/s/ Ken Whipple
	By:	Ken Whipple
	Its:	Director

/s/ Peter Dunn
	By:	Peter Dunn
	Its:	General Counsel

Executive:	/s/ Paul C. Reilly

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